[LOGO] Iron Mountain(R)

Investor Relations contact:
Stephen P. Golden
Vice President, Investor Relations
sgolden@ironmountain.com
(617) 535-4769

FOR IMMEDIATE RELEASE

         Iron Mountain Incorporated Announces $300 Million Debt Offering

      BOSTON, June 2 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM) announced today a proposed public offering of $300 million in aggregate principal amount of Senior Subordinated Notes due 2020. The Company intends to use the net proceeds from the offering for the repayment of outstanding indebtedness under its revolving credit facility, redemption of all its outstanding 8-1/4% Senior Subordinated Notes due 2011, the possible repayment, repurchase or retirement of other indebtedness and for general corporate purposes, including possible future acquisitions and investments. The exact terms and timing of the offering will depend upon market conditions and other factors.

      Iron Mountain Incorporated is making the offering under a shelf registration statement previously declared effective by the Securities and Exchange Commission. This offering will be made solely by means of a prospectus. A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk.

      This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This announcement does not constitute a notice of redemption of the 8-1/4% notes referred to above.

      About Iron Mountain

      Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 100,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the company's Web site at www.ironmountain.com.

      Investor Relations contact:
      Stephen P. Golden
      Vice President, Investor Relations
      sgolden@ironmountain.com
      (617) 535-4769

SOURCE:    Iron Mountain Incorporated
/CONTACT:  Investor Relations, Stephen P. Golden, Vice President,
           Investor Relations of Iron Mountain Incorporated,
           +1-617-535-4769, sgolden@ironmountain.com/
           /First Call Analyst: /
           /FCMN Contact: sgolden@ironmountain.com /
           /Web site:  http://www.ironmountain.com /
           (IRM)